Exhibit 99.1

Legacy  Housing Corporation Reports  2019 First Quarter Results

BEDFORD, TX -- (GLOBAL NEWSWIRE) –May 13, 2019 -- Legacy Housing Corporation (Nasdaq: LEGH) today announced its financial results for the first quarter ended March 31, 2019.

Financial Highlights:

•

Net revenue for the first quarter of 2019 was $38.0 million, compared to $42.7 million in the first quarter of 2018, a decrease of $4.7 million or 11%. The first quarter of 2018 included home sales of approximately $8.9 million as a subcontractor operating under a contract with FEMA. Excluding the FEMA home sales in 2018, there was a net increase in organic net revenue from the first quarter of 2018 to 2019 of $4.2 million, or a 12.4% improvement.

•	Our interest income in the first quarter of 2019 was $5.5 million, a 25% increase from the $4.4 million recorded in the first quarter of 2018.

•

Our consumer loan portfolio outstanding principal balance increased by $1.7million net in the first quarter of 2019 to $98.9 million, inclusive of the allowance for loan loss and other discounts. Our manufactured home park loan portfolio outstanding principal balance increased by $4.6 million to a total of $62.5million, an 8% increase from the end of 2018.

•

The income tax expense for the first quarter of 2019 was $2.0 million, compared to approximately $4.0 million in the same period of 2018. This decrease in tax expense was primarily attributable to the one-time recognition of deferred taxes of $2.1 million in the first quarter of 2018 related to the partnership conversion to a corporation.

•	Net income was $7.2 million in the first quarter of 2019, compared to $5.4million for the comparable period in 2018, which equates to a 33% increase in net income.

•	Net income per share for the first quarter of 2019, based on basic and diluted weighted average shares outstanding, was $.29 versus $.27 for the comparable quarter in2018.

•

On April 12, 2019, we announced a share buyback program of up to $10 million of outstanding common stock.  On April 17, 2019, the Company purchased 300,000 shares of its common stock at the price of $10.20 per share.

Curtis D. Hodgson, Executive Chairman of the Board, commented, “The Company performed well in the first quarter of 2019, especially considering there was a softening in some of our key markets in December of 2018 that continued into January of 2019. Every month in the first quarter was better than the preceding month in terms of the company’s overall performance and demand for our products, and we are optimistic this momentum in our business is providing a runway for the Company’s growth into the second quarter and for the remainder of the year. One area in particular I’d highlight is that we had more than a 78% increase in financed sales to manufactured home parks in the first quarter of 2019 compared to the same time period in 2018.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Management Conference Call- May 14 at 9 AM (Central Time)

Senior management will discuss the results of the first quarter of 2019 in a live webcast and conference call on Tuesday, May 14, 2019 at 9:00 AM Central Time. To register and participate in the webcast, please go to https://edge.media-server.com/m6/p/jnc5pnkk, which will also be accessible via www.legacyhousingusa.com under the Investors link. In order to dial in, you may call in at (866) 952-6347 and enter Conference ID 2799889 when prompted. Please try to join the webcast or call at least ten minutes prior to the scheduled start time.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fourth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms. Our homes range in price, at retail, from approximately $22,000 to $95,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Neal Suit, (817) 799-4906
investors@legacyhousingcorp.com

or

Media Inquiries:

Casey Mack, (817) 799-4904

pr@legacyhousingcorp.com

LEGACY HOUSING CORPORATION
BALANCE SHEETS (in thousands)
(Unaudited)
	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$3,098	$2,599
Inventories	37,966	42,033
Prepaid expenses and other current assets	20,666	18,512
Total current assets	61,730	63,144
Property, plant and equipment, net	17,644	17,128
Consumer loans, net of deferred financing fees and allowance for loan losses	93,772	92,230
Notes receivable from mobile home parks (“MHP”)	54,207	50,638
Other assets and non-current inventory	16,322	11,898
Total assets	$243,675	$235,038
Liabilities and Stockholders' Equity
Total current liabilities, excluding debt	$21,622	$20,157
Total long-term debt, including current portion	10,669	17,644
Other long-term liabilities	7,962	7,957
Total stockholder's equity	203,422	189,280
Total liabilities and stockholders' equity	$243,675	$235,038

LEGACY HOUSING CORPORATION
STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)
	Three months ended March 31,
	2019	2018
Net revenue:
Product sales	$31,550	$37,414
Consumer and MHP loans interest	5,530	4,394
Other	874	878
Total net revenue	37,954	42,686
Operating expenses:
Cost of product sales	21,885	27,647
Selling, general administrative expenses	6,491	4,799
Dealer incentive	210	335
Income from operations	9,368	9,905
Other expense	(147)	(554)
Income before income tax expense	9,221	9,351
Income tax expense	(2,008)	(3,990)
Net income	$7,213	$5,361
Weighted average shares outstanding:
Basic	24,516,762	20,000,000
Diluted	24,519,621	20,000,000
Net income per share:
Basic	$0.29	$0.27
Diluted	$0.29	$0.27